UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2007

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14227	13-3317668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2 Applegate Drive, Robbinsville, NJ	08691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 632-0800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On April 3, 2007 the Compensation Committee of the Board of Directors of American Bank Note Holographics, Inc. (the “Company”) approved the payment of bonuses to its Executive Officers in recognition of performance achievements in 2006 as compared to goals established for the year. Payments will be made to Kenneth Traub, the Company’s President and Chief Executive Officer, Salvatore D’Amato, the Company’s Chairman of the Board, and Mark Bonney, the Company’s Executive Vice President and Chief Financial Officer in the amounts of $60,000, $25,000 and $42,000, respectively. In addition the Company’s Board of Directors approved an increase in the annual salary of Messrs. Traub, D’Amato and Bonney in the amount of $12,360, $3,130 and $20,000, respectively.

On April 3, 2007, the Compensation Committee of the Board of Directors of the Company also approved the grant of 35,000 shares of restricted stock to Kenneth Traub, the Company’s President and Chief Executive Officer, and 25,000 shares of restricted stock to Mark Bonney, Executive Vice President and Chief Financial Officer. The restricted shares will vest in full on April 3, 2010. In addition, the Compensation Committee of the Board of Directors of the Company approved the grant of an option to purchase 20,000 shares of the Company’s common stock to Mr. Bonney. The options granted to Mr. Bonney have an exercise price of $3.00 per share, the fair market value on the grant date, and will become exercisable as to 33.333% on the first anniversary of the grant date and as to 8.333% on the last day of each three month period thereafter.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The discussion under Item 1.01 of this Report is incorporated under this Item 5.02 as if set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

Date: April 5, 2007	By:	/s/ Kenneth H. Traub
Kenneth H. Traub
President and Chief Executive Officer